Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Trina Solar Limited:

We consent to the use of our reports dated April 2, 2014, with respect to the consolidated balance sheets of Trina Solar Limited and subsidiaries as of December 31, 2012 and 2013 and the related consolidated statements of operations, comprehensive income, changes in equity, and cash flows for the years then ended, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2013, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the registration statement.

/s/ KPMG

Hong Kong, China

June 4, 2014